EXHIBIT 21.1

ASHERXINO CORPORATION

LIST OF SUBSIDIARIES

The following is a list of subsidiaries of AsherXino Corporation.

Name	Where Incorporated or Organized

ASHERXINO Nigeria Limited	Nigeria